Replimune Inc
500 Unicorn Park Dr.
Woburn, MA 01801

PERSONAL & CONFIDENTIAL                                                                            May 18, 2023
Jean Franchi
205 Pleasant Street
Norwell, MA 02061

RE:    Separation Agreement and Release
Dear Jean:
This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Replimune, Inc. (the “Company”) without Cause (as defined in the Employment Agreement with the Company dated November 27, 2019 (the “Employment Agreement”). This Agreement provides for all payments to which you may be entitled from the Company, including under the Employment Agreement. You and the Company (the “Parties” and each, a “Party”)) agree as follows:
1.Separation Date and Transition Period. Your last day of employment with the Company will be June 2, 2023 (the “Last Day of Employment”) and you shall be eligible for the benefits set forth in Section 2 below. Effective as of the date hereof, you shall continue to be available to the Company to complete certain projects and transition your duties, as requested by the Chief Executive Officer of the Company (the “CEO”). You will continue to receive your current base salary and benefits through the Last Day of Employment. Additionally, you will receive your salary and other amounts earned, accrued and owing but not yet paid through your Last Day of Employment, including any vested benefits accrued and due under any applicable benefit plans and programs of the Company, pursuant to the Employment Agreement, regardless of whether you execute or revoke this Agreement. You will also receive payment for approved expenses within 30 days after receipt of the expense report. Your employment and your participation in and eligibility for the Company’s employee benefit plans and programs will terminate on your Last Day of Employment. Except for consulting services, in accordance with the Consulting Agreement described below, effective as of the Last Day of Employment, you will automatically be deemed to resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).
2.Consideration in Exchange for Release.
(a)Provided you timely execute and do not revoke this Agreement and that you comply with your obligations under the Employment Agreement, attached hereto as Exhibit A, and effectively transition your responsibilities prior to your Last Day of Employment: (i) you will be eligible to receive the severance payments and benefits set forth in Section 2(b) below and (ii) the Company will enter into the consulting agreement attached here as Exhibit B (the “Consulting Agreement”) with you, to be effective on June 3, 2023, and the Company will provide the compensation described therein upon performance of the services described therein.

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(b)Provided you have timely executed and not revoked this Agreement and provided you timely execute and do not revoke the release attached as Exhibit C (which must be executed on, but not before, the Last Day of Employment) and otherwise comply with their terms, you shall receive the following additional benefits:
(i)An amount equal to $483,080, which is 12 months of your current base salary, shall be paid to you in accordance with the following: (A) base salary amounts that would have been paid to you prior to March 15, 2024 if you had been employed by the Company during such time shall be paid in installments in accordance with the Company’s normal payroll practices, commencing within 60 days following the Last Day of Employment, provided that, any installments not paid between the Last Day of Employment and the date of the first payment will be paid with the first payment, and (B) base salary amounts that would have been paid to you between March 15, 2024 and June 2, 2024 if you had been employed by the Company during such time shall be paid to you in a lump sum on March 15, 2024.
(ii)Provided that the fiscal year 2023 year-end audit is completed and that you assist with transitional duties requested by the CEO, including transitioning your duties and responsibilities to a successor, a prorated Annual Bonus (as defined in the Employment Agreement) for the year in which the Last Day of Employment occurs (the “Prorated Annual Bonus”) shall be paid to you. The Prorated Annual Bonus will be an amount in cash equal to your target Annual Bonus for the year in which the Last Day of Employment occurs, multiplied by a fraction, the numerator of which is the number of days that you were employed by the Company during the fiscal year of termination and the denominator of which is 365. The Prorated Annual Bonus, if any, will be paid within 60 days following the Last Day of Employment.
(iii)During the period beginning on the Last Day of Employment and ending on the earliest of (i) the date on which you first become covered by any other “group health plan” as described in Section 4980B(g)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) May 18, 2024, or (iii) the date you cease to be eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for any reason, including your ceasing to pay the applicable COBRA premiums (such period, the “Coverage Period”), if you timely elect to receive continued health coverage under the Company’s health plan pursuant to COBRA at a level of coverage at your level of coverage in effect on the Last Day of Employment, the Company will reimburse you on a monthly basis for the COBRA premiums you pay for yourself and your eligible dependents. You agree to promptly notify the Company of your coverage under an alternative health plan upon becoming covered by such alternative plan, or your other ineligibility for continued coverage under COBRA upon becoming ineligible. The COBRA health care continuation coverage period under Section 4980B of the Code shall run concurrently with the Coverage Period.
3.Release.

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(a)In consideration of the compensation and benefits set forth in Section 2(a) hereof, to the fullest extent permitted by law you waive, release, and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of your execution of this Agreement, arising out of or relating in any way to your employment with the Company or the termination thereof.
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, the Massachusetts Minimum Fair Wage Law, as well as any claim or right under your Employment Agreement unless provided herein.
Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq.,—the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
(b)You acknowledge that you have not made any claims or allegations related to discrimination, harassment, sexual abuse or retaliation, and none of the payments set forth as consideration in this Agreement or the release attached hereto as Exhibit C, are related to discrimination, harassment, sexual abuse or retaliation.

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In addition, nothing in this Agreement precludes you from discussing or disclosing information about unlawful acts in the workplace, such as harassment, discrimination, sexual assault or any other conduct that you have reason to believe is unlawful, including the amount or fact of any settlement relating to such acts.
(c)Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Section 25 of your Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.
(d)In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Section 3(a) above, you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Section 3(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 2(b) of this Agreement.
4.No Additional Entitlements. You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company. Except as expressly provided for herein, your Employment Agreement with the Company is hereby terminated.
5.Protection of Confidential Information. Except as expressly permitted in Sections 3(b) and 7 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, use or disclose any trade secret, confidential or proprietary information you have learned by reason of your employment with the Company and will continue to abide by your confidentiality obligations pursuant to Section 15(d) of your Employment Agreement.

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6.Non-Disparagement. Except as expressly permitted in Sections 3(b) and 7 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees and you shall not take any action that would cause or contribute to their being held in disrepute. The Company agrees to direct its directors and officers not to at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding you or take any action that would cause or contribute to you being held in disrepute. You and the Company agree to prepare a mutually acceptable internal communication to employees and third parties regarding your separation.
7.Reports to Government Entities. Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, or engaging in the conduct set forth in Section 3(b) of this Agreement. You do not need the prior authorization of the Company to engage in conduct protected by this Section, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
8.Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use this Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, in as much as such liability is expressly denied.
9.Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.
10.Confidentiality of the Agreement. Except as permitted in Sections 3(b) and 7 of this Agreement, as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof, to enforce the terms of this Agreement or if otherwise required by law, the parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants,

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financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.
11.Restrictive Covenant Obligations.
(a)Subject to Section 7 of this Agreement, you reaffirm and agree that you remain bound by Sections 15(b) through (f), 16, and 17 of your Employment Agreement, which are incorporated herein by reference.
(b)Non-Competition. You agree that during the one-year period following the Last Day of Employment, you will not, without the express written consent of the Company’s Board of Directors, engage (directly or indirectly) in any Competitive Business in the Restricted Area. The term “Competitive Business” means any activities or services conducted by any third party with respect to the research, development, marketing, manufacturing or sale of oncolytic immunotherapies that are similar to the activities or services you have performed (or gained Proprietary Information (as defined in the Employment Agreement) about) at any time during the last two years of your employment with the Company. The term “Restricted Area” means the United States of America, Canada and countries within Europe, in respect of which the Company or any of its Affiliates has material business operations as of the date on which your employment terminates and in which you have provided services or had a material presence or influence at any time during the last two years of your employment with the Company or its Affiliates. You agrees that the benefits set forth in Section 2 of this Agreement are fair and reasonable consideration for your compliance with this Section 11(b). You understand and agree that, given the nature of the business of the Company and its Affiliates and your position with the Company, the foregoing Restricted Area is reasonable and appropriate and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. For purposes of this Agreement, the term “Affiliate” means the Company’s sole shareholder, any subsidiary of the Company or other entity under common control with the Company. Unless otherwise specified herein, terms defined in the Employment Agreement, as they are used in this Section 11(b), shall have the meanings set forth in the Employment Agreement.
12.Return of Company Property. By no later than the last day on which you provide consulting services under the Consulting Agreement, you must (i) send to Camilo Garcia by overnight FedEx all originals and copies of all documents and property of the Company or an affiliate that is in your possession or under your control or to which you may have access, (ii) deliver to Camilo Garcia all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that you made use of your personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during your employment with the Company, permit the Company to delete all Company property and information from such personal devices.
13.Acknowledgments. You hereby acknowledge that:

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(a)The Company advises you to consult with an attorney before signing this Agreement (including all Exhibits thereto);
(b)You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement (including all Exhibits thereto), or you have knowingly and voluntarily chosen not to do so;
(c)You freely, voluntarily and knowingly entered into this Agreement and all Exhibits thereto after due consideration;
(d)You have had a minimum of twenty-one (21) days to review and consider this Agreement (including all Exhibits thereto) (the “Consideration Period”);
(e)You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the Consideration Period provided for in Section 13(d) above;
(f)You have a right to revoke this Agreement, by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of your execution of this Agreement;
(g)In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
(h)No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.
14.Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.
15.Miscellaneous.
(a)Entire Agreement. This Agreement (including the release attached hereto as Exhibit C), together with the expressly incorporated provisions of your Employment Agreement and the Consulting Agreement, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, but not including the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan, which remains in full force and effect.
(b)Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be

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brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.
(c)Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
(d)Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, the employee portion of all federal, state, and local taxes due with respect to any payment received under this Agreement.
(e)Section 409A. This Agreement is intended to comply with Section 409A of the Code, and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Severance benefits under this Agreement are intended to be exempt from Section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” to the extent required under Section 409A of the Code. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of your execution of this Agreement or Exhibit C, directly or indirectly, result in your designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code. The Parties agree that this Agreement may be amended, as reasonably requested by either Party and as may be necessary to comply with Section 409A of the Code and all related rules and regulations as mutually agreed-upon by the Parties. The Parties intend that any such amendment will preserve the payments and benefits provided hereunder without additional cost to either Party, to the extent practicable.

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(f)Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
(g)Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Sections 5, 6, 8, 9, 10, 11, or 12 you will forfeit the severance benefits set forth in Section 2 (and may be required by the Company to repay all severance amounts previously paid) and be subject to suit by the Company for damages and equitable relief relating to such breach and your Consulting Agreement will terminate immediately. You further acknowledge that any breach by you of Sections 5, 6, 8, 9, 10, 11, or 12 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief from a court of competent jurisdiction to prevent and/or restrain such breach, without the necessity of posting a bond or undertaking.
(h)Waiver. A waiver by either Party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.
(i)Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
(j)Assignment. In the event of a change of control, the Company will assign any surviving obligations in this Agreement to the appropriate entity to the extent permitted by law. This Agreement shall inure to the benefit of the Company and permitted successors and assigns. However, you may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment.
(k)Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period provided for in Section 13(f) above (the “Effective Date”). If you fail to return an executed original before the expiration of the Consideration Period (or otherwise revoke this Agreement pursuant to Section 13(f) above), this Agreement, including but not limited to the obligation of the Company to provide the compensation and benefits provided in Section 2 above, shall be deemed automatically null and void.

[Signature Page Follows]

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    If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me.

Sincerely,
Replimune Inc.
By:     /s/ Philip Astley-Sparke
Date:     May 18, 2023
UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:
_____/s/ Jean Franchi __________________________
Jean Franchi
Date: __May 18, 2023____________________________
Signature Page to Separation and Release Agreement

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EXHIBIT A
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Replimune, Inc. (the “Company”) and Jean Franchi (the “Executive”) as of November 27, 2019.
 WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer, Treasurer, Secretary and Compliance Officer, and the Executive desires to serve in such capacity on behalf of the Company.
 NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
 1.                 Employment.
 (a)               Term. The initial term of this Agreement shall begin on December 9, 2019 (the “Effective Date”) and shall continue for two years, unless the Executive’s employment is sooner terminated in accordance with Sections 6, 7, 8, 9, 10, or 11. Unless earlier terminated, the term of this Agreement shall automatically renew for periods of one year unless either party gives the other party written notice at least 90 days prior to the end of the then existing term that the term of this Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates is referred to herein as the “Term.”
 (b)               Duties. During the Term, the Executive shall serve as the Chief Financial Officer, Treasurer, Secretary and Compliance Officer of the Company, with duties, responsibilities, and authority commensurate therewith, and shall report to the Executive Chairman of the Company (the “Chairman”); provided that the Executive may be required to report to the Chief Executive Officer of the Company (the “CEO”), as determined by the Company in its sole discretion. The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Executive by the Chairman or the CEO, as applicable. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.
 (c)               Best Efforts. During the Term, the Executive shall devote her best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and may be engaged in other business activities only to the extent the Executive has received the prior written consent of the Board of Directors of the Company (the “Board”) and such activities do not materially interfere or conflict with the Executive’s obligations to the Company hereunder, including, without limitation, obligations pursuant to Section 15 below. The foregoing shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees and (2) managing personal investments, so long as such activities are permitted under the Company’s code of conduct and employment policies and do not violate the provisions of Section 15 below. As of the Effective Date, the Executive is engaged in the business activities set forth on Exhibit A, which have been approved by the Board.
 (d)               Principal Place of Employment. The Executive understands and agrees that her principal place of employment will be in the Company’s offices located in the Boston, MA

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metropolitan area and that the Executive will be required to travel for business in the course of performing her duties for the Company.
 2.                 Compensation.
 (a)               Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $425,000, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed annually by the Chairman or CEO, as applicable, pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the Compensation Committee of the Board (the “Compensation Committee”) deems appropriate. The Compensation Committee may take any actions of the Board pursuant to this Agreement.
 (b)               Annual Bonus. The Executive shall be eligible to be awarded an annual discretionary bonus for each fiscal year during the Term, based on the establishment and attainment of individual and corporate performance goals and targets established by the Compensation Committee (“Annual Bonus”) in its sole discretion. The target amount of the Executive’s Annual Bonus for any fiscal year during the Term is 40% of the Executive’s annual Base Salary. Any Annual Bonus awarded shall be paid after the end of the fiscal year to which it relates, at the same time and under the same terms and conditions as the bonuses for other executives of the Company; provided that the Executive must be employed in good standing on the date that Executive’s Annual Bonus is paid. The Annual Bonus shall be subject to the terms of the annual bonus plan that is applicable to other executives of the Company, including the requirement as to continued employment in good standing, subject to the provisions of Section 7 below.
 (c)               Sign-On Bonus. As an inducement for the Executive to join the Company in the role of Chief Financial Officer, Treasurer, Secretary and Compliance Officer, the Company shall pay the Executive a sign-on bonus in the aggregate amount of $50,000 (the “Sign-On Bonus”). The Sign-On Bonus will be paid in one lump sum within 30 days following the Effective Date, provided that the Executive is employed on the payment date. The Sign-On Bonus shall not be for services rendered, but is an incentive payment to encourage the Executive to commence employment with the Company. As such, the Executive will be required to repay the a prorated amount of the Sign-On Bonus paid to her if, prior to the first anniversary of the Effective Date, the Executive’s employment terminates either (1) by the Company for Cause (as defined below), or (2) by the Executive for any reason other than Good Reason (as defined below). The prorated amount shall be determined by multiplying the Sign-On Bonus by a fraction, the numerator of which is the days between the Effective Date and the termination date and the denominator of which is 365.
 (d)               Stock Option. Subject to the approval of the Compensation Committee, which has already been obtained contingent on the Executive’s commencement of employment, the Executive will be granted a Nonqualified Stock Option (as defined in the Replimune Group, Inc. 2018 Omnibus Incentive Compensation Plan (the “Plan”)) to purchase 180,000 shares (the “Option”), pursuant to the terms of the Company’s Plan and subject to the standard form of Nonqualified Stock Option Award Agreement under the Plan. Vesting and exercisability of the Option will be over four years from the date of grant with 25% vesting and becoming exercisable on the first anniversary of the date of grant, and the remainder vesting and becoming exercisable monthly for three years thereafter.
 3.                  Retirement and Welfare Benefits. During the Term, the Executive shall be eligible to participate in the Company’s health, life insurance, long-term disability, retirement and welfare benefit plans, and programs available to similarly-situated employees of the Company, pursuant to their respective terms and conditions. Nothing in this Agreement shall preclude the

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Company or any Affiliate (as defined below) of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
 4.                  Paid Time Off. During the Term, the Executive shall be entitled to five weeks of paid time off, in accordance with the Company’s paid time off policy, as may in effect from time to time. The Executive may use paid time off for vacation, personal time, or sick time (in accordance with applicable law).
 5.                  Business Expenses. The Company shall reimburse the Executive for all necessary and reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of her duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.
 6.                  Termination Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon 30 days’ advance written notice. The Executive may initiate a termination of employment by resigning without Cause or for Good Reason as described below. Upon termination by the Company without Cause or resignation by the Executive for Good Reason before or after the Change of Control Protection Period (as defined below), if the Executive executes and does not revoke a written Release (as defined below), the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:
 (a)               The Company will pay the Executive an amount equal to one times the Executive’s annual Base Salary. Payment shall be made over the 12-month period following the termination date in installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.
 (b)               The Company shall make a lump-sum payment within 60 days following the termination date equal to the COBRA premiums that the Executive would pay if she elected continued health coverage under the Company’s health plan for the Executive and her dependents for the 12-month period following the termination date, based on the COBRA rates in effect at the termination date.
 (c)               The Company shall pay any other amounts earned, accrued, and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), regardless of whether the Executive executes or revokes the Release.
 7.                  Change of Control Termination. Notwithstanding the foregoing, upon termination by the Company without Cause or resignation by the Executive for Good Reason, in each case on or within 12 months following a Change of Control (as defined in the Plan, or a successor to the Plan) (the “Change of Control Protection Period”), and provided that the Executive executes and does not revoke a written Release, then the Executive shall be entitled to receive, in lieu of any payments under Section 6 of this Agreement or any severance plan or program for employees or executives, the following:
 (a)               The Company will pay the Executive an amount equal to the sum of (x) the Executive’s annual Base Salary, plus (y) the Executive’s target Annual Bonus for the year of termination. Payment shall be made over the 12-month period following the termination date in installments in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the termination date, and any installments not paid between the termination date and the date of the first payment will be paid with the first payment.

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 (b)               The Company shall make a lump-sum payment within 60 days following the termination date equal to the COBRA premiums that the Executive would pay if she elected continued health coverage under the Company’s health plan for the Executive and her dependents for the 12-month period following the termination date, based on the COBRA rates in effect at the termination date.
 (c)               The Company shall pay any Accrued Obligations, regardless of whether the Executive executes or revokes the Release.
 8.                  Cause. The Company may immediately terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event all payments under this Agreement shall cease, except for any Accrued Obligations.
 9.                  Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon 30 days’ prior written notice to the Company. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations.
 10.              Disability. If the Executive incurs a Disability during the Term, in accordance with applicable law, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive’s employment terminates on account of Disability, the Executive shall be entitled to receive any Accrued Obligations. For purposes of this Agreement, the term “Disability” shall mean the Executive is eligible to receive long-term disability benefits under the Company’s long-term disability plan.
 11.               Death. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death and the Company shall pay any Accrued Obligations to the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable. Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.
12.              Resignation of Positions. Effective as of the date of any termination of employment for any reason, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and its parents, subsidiaries and Affiliates, as applicable, and shall execute all documentation necessary to effectuate such resignation(s).
 13.              Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
 (a)               “Cause” shall mean a determination by the Board that the Executive (1) has breached this Agreement or any confidentiality, nonsolicitation, noncompetition or inventions assignment agreement or obligations with the Company; (2) committed an act of dishonesty, fraud, embezzlement or theft; (3) engaged in conduct that causes, or is likely to cause, material damage to the property or reputation of the Company; (4) failed to perform satisfactorily the material duties of the Executive’s position (other than by reason of Disability) after receipt of a written warning from the Board; (5) committed a felony or any crime of moral turpitude; or (6) materially failed to comply with the Company’s code of conduct or employment policies.
 (b)               “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent, other than on account of the Executive’s Disability:

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 (1)               A material diminution by the Company of the Executive’s authority, duties or responsibilities;
 (2)               A material and permanent change in the geographic location at which the Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which the Executive is principally employed to a location that increases the Executive’s commute to work by more than 50 miles);
 (3)               A material diminution in the Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly-situated executives in substantially the same proportions;
 (4)               Any action or inaction that constitutes a material breach by the Company of this Agreement; or
 (5)               The Company elects not to renew the Term of this Agreement pursuant to Section 1(a) above for any reason other than Cause or Disability and does not offer the Executive continued employment on substantially similar terms as set forth in this Agreement.
 The Executive must provide written notice of termination for Good Reason to the Company within 30 days after the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s 30-day cure period. If the Executive does not provide written notice of termination for Good Reason to the Company within 30 days after an event constituting Good Reason, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such event.
 (c)               “Release” shall mean a separation agreement and general release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive’s employment by the Company, and the termination thereof (other than claims for any entitlements under the terms of this Agreement or under any plans or programs of the Company under which the Executive has accrued and is due a benefit). The Release will be in a standard form determined by and acceptable to the Company and shall include the Restrictive Covenants set forth in Section 15.
 14.              Section 409A.
 (a)               This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within 10 days after the end of the six-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after the date of the Executive’s death.

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 (b)               All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.
 (c)               All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.
 15.              Restrictive Covenants.
 (a)               Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its Affiliates and the one-year period following the date on which the Executive’s employment terminates for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the Restricted Area. The term “Competitive Business” means any activities or services conducted by any third party with respect to the research, development, marketing, manufacturing or sale of oncolytic immunotherapies that are similar to the activities or services the Executive has performed (or gained Proprietary Information about (as defined below)) at any time during the last two years of the Executive’s employment with the Company. The term “Restricted Area” means the United States of America, Canada and countries within Europe, in respect of which the Company or any of its Affiliates has material business operations as of the date on which the Executive’s employment terminates and in which the Executive has provided services or had a material presence or influence at any time during the last two years of the Executive’s employment with the Company or its Affiliates. The Executive agrees that this offer of employment, and the Base Salary provided for in Section 2(a), the Annual Bonus percentage opportunity provided for in Section 2(b), the separation benefits provided for in Section 6 and the Change of Control Termination benefits provided for in Section 7, are fair and reasonable consideration for Executive’s compliance with this Section 15(a). The Executive understands and agrees that, given the nature of the business of the Company and its Affiliates and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. For purposes of this Agreement, the term “Affiliate” means the Company’s sole shareholder, any subsidiary of the Company or other entity under common control with the Company. The Company shall not enforce this Section 15(a) if it terminates the Executive’s employment without Cause as defined in Section 13(a).
 (b)               Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company or its Affiliates, or solicit or attempt to solicit any such person to change or terminate his or her relationship with the

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Company or an Affiliate or otherwise to become an employee, consultant or independent contractor to, for or of any other person or business entity, unless more than 12 months shall have elapsed between the last day of such person’s employment or service with the Company or Affiliate and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this subsection (b).
 (c)               Nonsolicitation of Business Partners. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of a Competitive Business, any (1) business partner or (2) prospective business partner of the Company or an Affiliate who is or was identified through leads developed during the course of the Executive’s employment or service with the Company, in each case, with whom the Executive was involved as part of the Executive’s job responsibilities during the Executive’s employment or service with the Company, or regarding whom the Executive learned Proprietary Information (as defined below) during the Executive’s employment or service with the Company.
 (d)               Proprietary Information. At all times, the Executive will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Proprietary Information (defined below) of the Company or an Affiliate, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 15(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its Affiliates and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. Proprietary Information does not include information which (1) was disclosed in response to a valid order by a court or other governmental body, where the Executive provided the Company with prior written notice of such disclosure, (2) was or becomes generally available to the public other than as a result of disclosure by the Executive or any of the Executive’s agents, advisors or representatives, (3) was within the Executive’s possession prior to its being furnished to the Executive by or on behalf of the Company, provided that the source of the information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Executive by a contractual, legal or fiduciary obligation, or (4) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.
 (e)               Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals

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who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
 (f)                Work Made for Hire; Inventions Assignment. The Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company’s or its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by the Company (“Work Product”) belong to the Company. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and intellectual property rights therein, including, without limitation, the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. The Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments). If requested by the Company, the Executive agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by Company employees generally. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or intellectual property rights so as to be less in any respect than that the Company would have had in the absence of this Agreement. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or intellectual property rights or any Proprietary Information, materials, software, or other tools made available to the Executive by the Company.
 (g)               Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, and at any earlier time the Company requests, the Executive will (1) deliver to the person designated by the Company all originals and copies of all documents and property of the Company or an Affiliate that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access, (2) deliver to the person designated by the Company all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (3)  to the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, etc.) during employment with the Company, permit the Company to delete all Company property and information from such personal devices. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information or Work Product.
 16.              Legal and Equitable Remedies.
 (a)               Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its Affiliates, and because any breach by the Executive of any of the restrictive covenants contained in Section 15 would result in irreparable

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injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 15 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 15. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 15 are unreasonable or otherwise unenforceable.
 (b)               The Executive irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the District of Massachusetts, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of Massachusetts, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
 (c)               Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 15, the Company shall be obligated to provide only the Accrued Obligations, and all payments under Section 2, Section 6, or Section 7 hereof, as applicable, shall cease. In such event, and in addition to any legal and equitable remedies permitted by law, the Company may require that the Executive repay all amounts theretofore paid to her pursuant to Sections 6 and 7 hereof (other than Sections 6(c) and 7(c)), and in such case, the Executive shall promptly repay such amounts on the terms determined by the Company.
 17.              Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 15 and 16) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.
 18.              No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
 19.              Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The determinations under this Section shall be made as follows:
 (a)               The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any

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Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
 (b)               Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.
 (c)               All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within 10 days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
 20.              Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
 If to the Company, to:
 Replimune Inc.
18 Commerce Way
Woburn, MA 01801
Attn: Executive Chairman
 with a copy to:

Morgan, Lewis & Bockius LLP
One Federal Street
Boston, MA 02110
Attn: Gitte Blanchet
 If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.
 21.              Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be

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solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.
 22.              Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.
 23.              Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 15, will continue to apply in favor of the successor.
 24.              Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.
 25.              Indemnification. In the event the Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Executive is or was a director or officer of the Company or any of its Affiliates, the Executive shall be indemnified by the Company, and the Company shall pay the Executive’s related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company’s articles of incorporation and bylaws. During the Executive’s employment with the Company or any of its Affiliates and after termination of employment for any reason, the Company shall cover the Executive under the Company’s directors’ and officers’ insurance policy applicable to other officers and directors according to the terms of such policy.
 26.              Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company. This Agreement may be changed only by a written document signed by the Executive and the Company.
 27.              Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

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 28.              Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of Massachusetts without regard to rules governing conflicts of law.
 29.              Acknowledgements. The Executive acknowledges (a) that the Company hereby advises her to consult with legal counsel prior to signing this Agreement, (b) that she has had a full and adequate opportunity to read and understand the terms and conditions contained in this Agreement, (c) that she has been provided with this Agreement a minimum of 10 business days prior to the date this Agreement becomes effective, and (d) that the post-employment noncompetition and nonsolicitation provisions are supported by fair and reasonable consideration.
 30.              Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

REPLIMUNE, INC.

/s/ Philip Astley-Sparke
Name: Philip Astley-Sparke
Title: Executive Chairman
Date: November 27, 2019

EXECUTIVE

/s/ Jean Franchi
Name: Jean Franchi

Date: November 27, 2019

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Exhibit A

Biophytis SA (member of the Board of Directors)
 Visionary Technologies (member of the Board of Directors)
Merrimack Pharmaceuticals (consultant pursuant to a Consulting Agreement dated June 25, 2019)

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EXHIBIT C
AGREEMENT AND RELEASE
In consideration of the payments, benefits and other compensation and benefits provided by Replimune, Inc. (the “Company”) as set forth in the Separation Agreement and Release dated May 18, 2023 (the “Separation Agreement”), which you acknowledge and agree is just and sufficient consideration for the waivers, releases and commitments set forth herein, by executing this Agreement and Release (“Release”) you hereby IRREVOCABLY AND UNCONDITIONALLY agree to WAIVE, RELEASE AND FOREVER DISCHARGE the Company Releasees (as defined in Section 3 of the Separation Agreement) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of your execution of this Release, arising out of or relating in any way to your employment with the Company or the termination thereof.
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, the Massachusetts Minimum Fair Wage Law, as well as any claim or right under your Employment Agreement unless as provided herein.
Massachusetts Wage Act Waiver. By signing this Release, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq.,—the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Section 25 of your Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Release; (vii) any claim or right you may have under this Release; (viii) any claim that is not otherwise able to be waived under applicable law;

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(ix) any claim or right that may arise after your execution of this Exhibit C; or (x) any claim or right you may have under this Exhibit C.
In addition, nothing in this Exhibit C shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that you understand and agree that, pursuant to the Separation Agreement (i) you are waiving any right to recover monetary damages or any other form of personal relief in connection with any such charge, action, investigation or proceeding; and (ii) to the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payments made pursuant to Section 2(b) of the Separation Agreement to the fullest extent permitted by law.
By signing this Exhibit C, you understand and acknowledge that you were advised of and afforded the opportunity to take advantage of each of the protections set forth in Section 13 of the Separation Agreement, including, but not limited to: (i) consultation with an attorney before signing this Exhibit C; (ii) at least twenty-one (21) calendar days in which to consider Exhibit C; and (iii) at least seven (7) calendar days in which to revoke Exhibit C after signature. You further acknowledge that you freely, voluntarily and knowingly entered into this Exhibit C after due consideration.

This Exhibit C incorporates by reference, as if set forth fully herein, all terms and conditions of the Separation Agreement between the Company and you, including the recitation of consideration provided by the Company. By signing this Exhibit C, you waive, release and forever discharge any and all claims that may have arisen through the date of your execution of this Exhibit C. It is not your intention to otherwise change, alter or amend any of the terms and conditions of the Separation Agreement, for which you received adequate consideration, and which Separation Agreement remains in full force and effect. You acknowledge and agree that you continue to be bound by the terms and conditions of the Separation Agreement.

This Exhibit C shall become effective upon the expiration of the seven (7) day revocation period described above, provided you have not exercised your right to revoke. You understand and agree that, should you fail to timely execute this Exhibit C, or if you timely execute but then revoke this Exhibit C, you shall not be eligible for and you shall not receive the severance benefits set forth in Section 2(b) of your Separation Agreement.

I UNDERSTAND AND ACKNOWLEDGE THAT I SHALL EXECUTE THIS EXHIBIT C ON, BUT NOT BEFORE, MY SEPARATION DATE WITH THE COMPANY.
UNDERSTOOD, AGREED TO
AND ACCEPTED WITH THE
INTENTION TO BE LEGALLY BOUND:

Date: _June 7, 2023____________ _/s/ Jean Franchi_________________________________
Jean Franchi

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